Exhibit 16.1- Auditiors letter
==============================

Securities and Exchange Commission
Washington, D.C.  20549

We were previously the independent accountants for Pop N Go, Inc., and on February 7, 2003, we reported on the consolidated financial statements of Pop N Go, Inc. and subsidiary as of and for the two years ended September 30, 2002. On May 9, 2003, we were dismissed as independent accountants of Pop N Go, Inc. We have read Pop N Go, Inc.'s statements included under Item 4 of its Form 8-K for May 12, 2003, and we agree with such statements in paragraphs one, two, and three; however, we have no basis to comment on paragraph four.

/s/

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California May 12, 2003